Exhibit 1.1

BY-LAWS OF THE COMPANY

TELEFÓNICA MÓVILES, S.A.

TITLE ONE- COMPANY’S NAME, CORPORATE PURPOSE, REGISTERED OFFICE AND DURATION

Article 1.- The company’s name is TELEFÓNICA MÓVILES, S.A., and shall be governed by this By-laws and, in all matters not foreseen herein by the Public Corporation Law and any other applicable legislation.

Article 2.- The corporate purpose of the company is to perform all sorts of activities in the field of telecommunications and value added services, in the broadest sense of these terms and in accordance with current law.

Its activities may include the manufacture, sale, promotion, distribution, marketing, installation and maintenance of, as well as technical assistance for, all sorts of networks, services and telecommunications equipment involving any type of technology, including computer hardware and software equipment related directly or indirectly to communications.

Likewise, it may perform any activities that are necessary or appropriate in order to offer third parties a full, harmonious range of this type of services, from systems engineering and research and development to training, as well as services which may be rendered with support or through telecommunications or computers, such as the billing, collections management, use and marketing for payment methods, electronic commerce and intermediation.

Such activities may be carried out directly by the Company or by holding an interest or taking part in other companies with an analogous business purpose, which incorporation may be promoted by the Company or in which share capital may participate.

Likewise is included within the corporate purpose the acquisition, holding, enjoyment and sale of securities, as well as any sort of holdings in any corporation or company, using any of the means permitted by law, including the launch of a takeover bid of purchase and sale of shares.

Article 3.- The Company has its registered office in Madrid, at Calle Goya, 24.

The Company’s Board of Directors is entitled to set up branch, offices, agencies and delegations in both Spain and abroad, subject to compliance with all legal requirements being likewise empowered to decide its closing or transfer.

The Board of Directors is also empowered to transfer the registered address within the same city limits.

Article 4.- The duration of the Company shall be indefinite and shall begin along with the Company’s operations as of the date of granting of the public deed of incorporation.

TITLE TWO—SHARE CAPITAL AND SHARES

Article 5.- The share capital is equal to 2,165,275,448 euros and has been completely subscribed and paid out.

Article 6.- The share capital is divided into 4,330,550,896 shares, each with a face value of 0.50 euros.

The shares are represented by account entries of one sole type and series, which shall be governed by the rules and regulations of the Securities market and any other applicable legal provisions. The Company shall acknowledge as a shareholder any person legitimated in the entries of the Accounting Records, in which the successive transfers of the shares and the establishment of rights thereupon shall be recorded.

All of the shares grant to their holder the status of shareholder and entitle said shareholder to the rights acknowledge by Law and the By-laws. Notwithstanding, the Company may issue shares without voting rights under the conditions, within the limits and in accordance with the requirements established by Law.

TITLE THREE—GOVERNMENT AND ADMINISTRATION OF THE COMPANY

Article 7.- The bodies of the Company are the General Shareholders’ Meeting, the supreme deliberating body in which the company’s will is expressed through decisions by the majority in those matters of its competence, and the Board of Directors, which is attributed with the management, administration and representation of the Company in accordance with the faculties conferred to it by the Law and this By-laws.

CHAPTER 1—GENERAL SHAREHOLDERS’ MEETING

Article 8.- The Shareholders, legally and validly convened at a Shareholders’ Meeting shall decide, by majority vote, those matters that fall within its competence.

All the shareholders, including those in disagreement and those who did not attend shall be bound by the resolutions passed at the General Shareholders’ Meetings, without prejudice to their right to challenge the decision in the instances and under the requirements provided for by Law.

Article 9.- The General Shareholders’ Meetings may be either ordinary or extraordinary and shall be convened by the Company’s Board of Directors.

The Ordinary General Shareholders’ meetings, previously convened for that purpose, must be held within the first six months of each financial year in order to approve or disapprove the management of the corporation’s affairs, to approve, if applicable, the accounts for the preceding financial year, and to decide upon the allocation of the profits or losses in accordance with the approved balance sheet.

Any General Shareholders’ Meeting not provided for in the preceding paragraph shall be deemed to be a Extraordinary Shareholders Meeting and must be held whenever the Board of Directors deems it appropriate for the Company’s interests and, in any case, when a number of shareholders owning at least five percent of the share capital requests that such a meeting be held, stating in their request the matters to be discussed at the Meeting. In this last case, the Meeting must be convened to be held within the first thirty days following the date on which the Board of Directors was so requested and the agenda must include at least the matters included in the request.

The General Shareholders’ Meetings, whether ordinary or extraordinary, shall be held at the registered office or wherever provided for when convened, provided always to be within the city limits of the registered address.

Article 10.- The General Shareholders’ Meetings, whether ordinary or extraordinary, shall be convened by notice published in the Official Gazette of the Mercantile Registry and in at least one of the newspapers with the greatest circulation in the Province in which the company’s registered address is located, at least fifteen days in advance of the date set for the first session of the meeting. The notice must include all of the matters to be discussed. It may also include the date on which, if appropriate, the Meeting will be convened in a second session, although no less than twenty-four hours must pass between the two meeting sessions.

At the General Shareholders’ Meetings, whether ordinary or extraordinary, the matters contained in the call shall be discussed. The Ordinary Shareholders Meeting may be discussed all matters even if not specifically attributed to it by Law.

Notwithstanding the above, a General Shareholders’ Meeting may be held, and at it any matter may be discussed, without previously being convened, whenever all the shareholders are present and unanimously agree to hold the meeting.

Article 11.- The Shareholders’ General Meeting shall be validly held at first call if the shareholders, either present or represented by proxy, own at least 25 percent of the subscribed voting stock. At second call, the meeting shall be deemed to be validly held regardless of the amount of capital represented.

Notwithstanding the above, in order for an Ordinary or Extraordinary General Shareholders’ Meeting to validly adopt resolutions relating to the issuance of debentures, to increase or decrease the capital stock, transformation, merger, spin-off, dissolution of the Company on the grounds provided for in number 1 of Article 260 of the Public Corporation Law and, in general, any amendment to the company By-laws, the meeting must be attended at first call, either personally or by proxy, by shareholders representing at least 50 percent of the subscribed voting stock. At second call, attendance of 25% of the above mentioned capital stock shall be sufficient. If the stockholders attending represent less than 50 percent of the capital subscribed with the right to vote attend, the decisions to which this paragraph makes reference can only validly be made if two-thirds of the capital attending or represented at the Meeting vote in favor of the decision adopted.

Article 12.- Shareholders who, either individually or in a group with others, hold at least twenty-five (25) shares may attend the General Shareholders’ Meeting.

In order to attend the General Shareholders’ Meeting, it shall be a requirement to have the shares recorded in the appropriate accounting record five days prior to the meeting that is to be held.

Without prejudice to the attendance of shareholders legal entities through those who represent them, any shareholder that is entitled to attend may be represented at the General Shareholders’ Meeting by another person, even if the latter is not a shareholder. The representation must be granted in writing and be specific for each Meeting, notwithstanding Article 108 of the Spanish Corporation Law.

In order to attend the meetings, the shareholders must be in possession of a nominative attendance card, which will display the number of shares and votes to which each shareholder is entitled and, where appropriate, the number of shares and votes of the other shareholders that the person is representing.

The Directors must attend the General Shareholders’ Meetings. Directors, Managers, Attorneys, Technicians and any other persons who, in the judgment of the Chairman of the Meeting, must be present at the meeting due to their concern in the orderly running of the corporation’s business. The Chairman of the Meeting may authorize the attendance of any other person he or she deems appropriate, but the Shareholders may nevertheless revoke this authorization.

Article 13.- Acting as Chairman and Secretary shall be those who hold the same positions on the Board of Directors or those who happen to replace them temporarily, in accordance with the provisions of these By-laws.

Before entering the agenda, an attendance list shall be drawn up by the Secretary of all the persons attending the meeting, stating whether they are acting on their own behalf or as proxyholder and the number of shares they own or represent. At the end of the list, the number of shareholders present or represented shall be stated, as well as the number of shares and the percent of the capital owned by each shareholder.

The list of those attending may be attached to the Minutes in the form of an annex signed by the Secretary with the approval of the Chairman. The list of those attending may be created either in a file or may be included in a computer-based medium, in which case the Minutes shall be recorded with the medium used and, on the sealed cover of the file or medium, the proper identification stamp shall be placed with the signature of the Secretary and the approval of the Chairman.

The Chairman shall direct deliberations and, in strict order, allow those shareholders who have requested to do so in writing to take the floor, later allowing those who make a verbal request to speak do so.

Each of the matters that comprises the agenda shall be subject to a separate vote. Decisions shall be made by a majority of the shareholders present or represented at the Meeting, except in those instance to which the last remark of the last paragraph of Article 11 of these By-laws makes reference, in which case the favorable vote of two-thirds of the capital present or represented at the Meeting shall be required.

Each share with the same face value shall entitle its holder to one vote, and in the event of shares with different face values, the principle of proportionality between the face value of the shares and the right to vote shall always be complied with.

Article 14.- The deliberations and decisions of the General Shareholders’ Meetings, whether ordinary or extraordinary, shall be recorded in the Minutes written or transcribed in a Book of Minutes and shall be signed by the Secretary with the Approval of the Chairman or by those who have acted as such at the meeting in question. The Minutes may be approved by the Shareholders right after the holding of the Meeting or, if they do not do so, by the Chairman and two referees, one named by the majority and the other by the minority, within a term of fifteen days.

The Directors, either at their own initiative if they so decide or obligatorily if shareholders representing 1 percent of the share capital make a certifiable request to do so in writing at least five days prior to the holding of the first session of the Shareholders’ Meeting, shall request the presence of a Notary so that he may make a Record of the Meeting, the fees of the chosen Notary being on the account of the Company. The Notarial Record shall be considered the Minutes of the Meeting.

CHAPTER 2—BOARD OF DIRECTORS

Article 15.- The management, administration and representation of the Company in and out of court, and in all of the acts that comprise the business purpose, correspond to the Board of Directors, which shall act as a unit, without prejudice to delegations or powers of attorney which it may confer.

Article 16.- The Board of Directors shall be constituted by a minimum three and a maximum of nineteen members.

The choice of the specific number of Board Members that shall constitute the Board at any given time, always within the minimum and maximum referred to in this article, corresponds to the General Shareholders’ Meeting.

Those who have interests in opposition to the Company’s and those who fall under any of cause of incapacity, disqualification or prohibition established in the current legal provisions in force may not be appointed Board Members.

In the appointment of the Board Members, the provisions contained in Article 123 and the following articles of the Public Corporation Law shall be applied.

The appointment as Board Member does not require to be a shareholder, except in the event of a provisional appointment by the Board itself, in compliance with the provisions of Article 138 of the Public Corporation Law.

Article 17.- The Board Members shall be appointed for a term of five years, and may be re-elected by the Board one or more times and for terms of an equal duration.

The dismissal of the Board Members may at any time be decided by the General Shareholders’ Meeting.

From among its members, the Board shall appoint the Chairman and shall also designate the Secretary, who may not be a Board Member. Furthermore, it may designate one or more Vice-Chairmen from among the Board Members and may name a Vice-Secretary, who may not be a Board Member either. The Vice-Chairmen, in their order, and the Vice-Secretary shall replace the Chairman and the Secretary, respectively, in the event of their absence or illness or as a result of express delegation by the latter.

Article 18.- The Board shall be convened when required in the interest of the Company and necessarily within the first three months of each financial year in order to draft the accounts for the previous financial year and the management report. It must also be convened whenever the General Shareholders’ Meeting must be called, unless said meeting is Universal.

It shall be convened by the Chairman or the person replacing him or her, either at its own initiative or necessary in those circumstances referred to in the preceding paragraph or whenever at least one-third of the active Board Members request that it meet.

The meetings of the Board shall be chaired by the Chairman thereof; in the absence of the Chairman, he or she shall be replaced by one of the Vice-Chairmen, and lacking both, by the eldest Board Member. If the Secretary does not attend, he or she shall be replaced by the youngest Board Member among those attending the session.

The Board shall be considered validly convened when half of its members plus one attend the meeting, either in person or represented; if the number of those attending is odd,

the Board will be considered validly convened if the number of Board Members present or represented is greater than the number of those absent. Any Board Member may confer, in writing, his representation to another Board Member expressly for the meeting.

In order to make decisions, the favorable vote of the absolute majority of the Board Members attending the session is necessary, except in the case of the permanent delegation of some faculty of the Board of Directors to the Executive Committee or to the Chief Executive Officer or for the appointment of the Directors to hold these positions, in which case the favorable vote of two-thirds of the members of the Board shall be required.

Voting in writing without a session shall only be accepted when no Board Member opposes the procedure.

Minutes shall be taken at each meeting and may be approved by the Board itself at the end of the meeting, at a later meeting or by the Chairman of the Meeting and two board members to whom the Board has delegated powers for this purpose.

The Minutes of the Board meetings shall be kept in a Book of Minutes, which may or may not be the same as the one alluded to in Article 14 herein, and all of the Minutes shall be signed by the Secretary with the Approval of the Chairman or those who have replaced them at the meeting to which the Minutes make reference. In events of voting in writing without a session, the decisions made and the votes issued in writing shall also be recorded in the Book of Minutes.

Article 19.- The Board of Directors shall have the broadest of faculties to administer, manage and represent the Company in and out of court and in all of the acts which comprise the business purpose defined in these By-laws.

The Board of Directors may, in compliance with the current legal provisions in force, delegate its faculties and powers to a Delegate Commission constitute of three to nine members, with the composition and functioning that the Board determines.

The Chairman and, where appropriate, the Vice-Chairman and the Secretary and, where appropriate, the Vice-Secretary of the Delegate Commission shall be the same person who hold these position on the Board of Directors.

The Board faculties include among others the following:

a)	To decide upon the calling of the Shareholders’ Meetings, whether ordinary or extraordinary, how and where appropriate, in compliance with the Law and these By-laws, by drafting the agenda and the appropriate proposals, in accordance with the nature of the Meeting being called.

b)	To represent the Company in all matters and administrative, judicial, mercantile and criminal acts before the Administration of the State and Public Entities of any sort, as well as before any jurisdiction (ordinary, administrative, special, labor-related, etc.) and any instance, by taking all sorts of action which correspond to it in order to defend its rights, in and out of court, by giving and granting the appropriate power of attorney to Barristers and by appointing Lawyers to represent and defend the Company before said Courts and Entities.

c)	To direct and administer the company business while attending to the management thereof in a constant way. For this purpose, it shall establish the governing rules and the Company’s administrative and operational system by organizing and regulating the technical and administrative services thereof.

d)	To enter all sorts of contracts regarding any sort of goods or rights through those agreements or conditions it deems appropriate and to establish or cancel mortgages or other liens or real rights on the property of the Company, as well as to surrender any sort of rights or privileges with or without payment.

It may also decide whether the Company is to hold interests in other Companies or Corporations.

e)	To use the signature and act on behalf of the Company in all sorts of banking transactions by opening and closing current accounts, availing itself of them, intervening in bills of exchange, promissory notes and other securities as a drawer, acceptor, guarantor, endorser, endorsee or holder thereof; to open credits, with or without a guarantee, and to cancel them; to perform transfers of funds, income, credits or securities using any exchange or monetary transfer procedure; to approve settlement account balances, to establish and withdraw deposits or guarantee deposits, to offset accounts, to formalize exchanges, etc., all of which may be performed with the Bank of Spain, Official Banking Entities, private banking entities and any bodies of the Administration.

f)	To appoint, give assignments to and dismiss all the Company’s personnel, establishing their faculties and duties and assigning them the appropriate salaries and bonuses.

g)	To designate from within an Executive Committee or to create Delegate Committees, as well as to appoint one or more Chief Executive Officers and to delegate to them, in accordance with the Law, those faculties it deems appropriate, always indicating in the delegation agreement the running rules of the Executive Committee appointed or of the Chief Executive Officers, in terms of both their relationships with the Board and the relationships between their members. It may also grant powers to any persons and revoke those granted in the past, with our without the faculty of substitution.

h)	To regulate its own operations in all that which is not specifically provided for by Law or these By-laws.

i)	To clear up any doubt that arises over the interpretation of the By-laws, giving an account thereof at the first General Shareholders’ Meeting that is thereafter held.

j)	To decide upon the distribution of dividends on account, in compliance with any legally established conditions.

Those faculties which legally correspond to the General Shareholders’ Meeting are not included within the Board faculties.

Article 19 bis.- Auditing and Oversight Committee

1.  An Auditing and Oversight Committee shall be created within the Board of Directors, comprised of a minimum of three and a maximum of five Directors appointed by the

Board of Directors. All of the members of the aforesaid Committee must be Directors who are not executives.

2.  The Chairman of the Auditing and Oversight Committee shall be named by the Committee itself from among its members, and must be replaced every four years, while he may be reelected once a period of one year since the end of his term has elapsed.

3.  The Auditing and Oversight Committee shall have the following duties, as a minimum:

(i) report through its Chairman to the General Shareholders Meetings on the matters raised there by the shareholders on subjects within the Committee’s bailiwick;

(ii) propose to the Board of Directors, for submission to the General Shareholders Meeting, the appointment of the Auditor referred to under Article 204 of the Joint Stock Companies Law, as well as the terms of the retainer thereof, the scope of the professional assignment and the renewal or revocation of the appointment, as pertinent;

(iii) oversee the internal auditing departments;

(iv) be aware of the financial reporting process and the internal oversight systems; and

(v) maintain the relationship with the Auditor to receive information on such matters as may jeopardize the latter’s independence, and any other matters related to the process of conducting financial audits, as well as receiving information and maintaining the communication with the Auditor as provided for in the auditing legislation and in the technical rules for auditing.

4.  The Committee shall meet at least once every quarter and as many times as it deems advisable, upon notice from the Chairman, by its own decision, or in response to a request by two of its members or by the Executive Committee.

5.  Meetings of the Auditing and Oversight Committee shall be validly sitting when at least half of its members are in attendance, whether present or represented, and it shall adopt its resolutions by a majority of the attendees, whether present or represented, while the Chairman shall have the tie-breaking vote.

6.  The Board of Directors may expand upon and supplement the foregoing rules in its Regulations, in accordance with the provisions of the Bylaws and the Law.

Article 20.- Compensation

1.    The Directors’ compensation shall consist of a fixed and set monthly allotment and fees for attending the meetings of the Board of Directors and of its executive and advisory committees. The amount of the compensation that the Company can make available for its Directors overall for both items shall be the one determined for this purpose by the General Shareholders Meeting, which shall remain in effect as long as it does not decide to modify it. It shall fall to the Board of Directors to determine the exact amount to be paid within that limit and the distribution thereof among the different Directors.

2.    In addition to and separately from the compensation contemplated in the previous paragraph, the establishment of compensation systems benchmarked to the quoted valued of the shares or entailing the delivery of shares or stock options, intended for the Directors, is provided for. The application of said compensation systems must be decided upon by the General Shareholders Meeting, which shall determine the share value to be taken as a reference, the number of shares to be delivered to each Director, the exercise price for options, the term of this compensation system and any other conditions it deems advisable.

3.    The compensation provided for in the previous paragraphs, deriving from membership in the Board of Directors, shall be compatible with the other professional or occupational earnings falling due to the Directors for any other executive or advisory duties they perform for the Company, as pertinent, other than those of joint supervision and decision-making specific to their status as Directors, which shall be subject to the legal rules that may apply to them.

4.    In order to endow the compensation of the Directors as such with due transparency, the compensation pertaining individually to each one of the offices or positions on the Board and its Committees (Chairman, Vice Chairman, Member) shall be noted in the Annual Report. The compensation falling due to Directors who are executives for items other than those provided for under paragraph 1 of this article shall be noted in an aggregate manner, but with a breakdown of the different compensation entries or items.

TITLE FOUR—FINANCIAL YEAR, ACCOUNTING DOCUMENTS AND PROFIT DISTRIBUTION

Article 21.- The financial year shall begin on January 1 and shall end on December 31 of each calendar year.

Article 22.- Within the term of three months, as of the end of the company’s financial years, the Board of Directors must draft the annual accounts, which include the balance sheet, the profit and loss account, the annual report, the management report, the proposal for the allocation of profits and losses and, where appropriate, the consolidated accounts and management report, in accordance with the evaluation criteria and structure required under the current laws in force.

These documents, which must be signed by all of the Directors with an express indication of the grounds justifying the absence of any of their signatures, must in any case be subjected to revision by an account auditor or auditors appointed the manner, for the terms and with the duties provided for by Law for the verification of the annual accounts. In the appointment by the General Shareholders’ Meeting of the persons to perform the audit, the number of auditors as well as the period of the appointment must also be stated.

Article 23.- Once the annual accounts are approved by the General Shareholders’ Meetings, they shall be submitted for registration together with a certificate of the Shareholders’ decisions, at the Mercantile Registry of the corporate domicile address, in the form, on the term and in accordance with the Public Corporation Law and the Mercantile Registry Regulation.

Article 24.- The General Shareholders’ Meeting shall decide upon the allocation of the profits and losses of the Financial Year, in accordance with the approved balance sheet.

Once the formalities provided for by Law or in these By-laws have been complied with, only dividends for the Financial Year on the account of the profits or of free availment accounts may be distributed, if the net accounting value of the company’s wealth is not or does not become less than the share capital as a result of the dividend distribution.

The distribution of dividends to ordinary shareholders shall take place in proportion with the capital that they have paid out.

TITLE FIVE—DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 25.- The Company shall be dissolved in those cases and under those requirements established by Law.

Article 26.- The General Shareholders’ Meeting that decides to dissolve the Company may also decide to name Liquidators, who may, where appropriate, be the former members of the Board of Directors.

The number of Liquidators shall always be odd. In events in which the Shareholders decide to appoint the former Directors as liquidators, and the number thereof is even, the General Shareholders shall also decide which Director shall not be appointed as a liquidator.

Without prejudice to the provisions of the preceding paragraph, the shareholders who represent at least one-twentieth of the share capital and, where appropriate, the debentures holders may request that the Judge of First Instance of the corporate domicile designates a referee under the requirements and with the faculties established by Law.

Article 27.- During the liquidation of the Company, the rules established by Law and those which, while complementing the Law without contradicting it, were decided upon, where appropriate, by the General Shareholders’ Meeting that made the decision to dissolve the Company shall be adhered to.

Additional Provision:

Due to the Authorization by the State Secretary of Telecommunications and the Information Society, granted on October, 2, 2000 and in order to comply with the conditions

1.	While the Royal Decree 8/1997, of January 10, remains in force, TELEFÓNICA, S.A. undertakes to keep an interest superior to 50% of the share capital of TELEFÓNICA MÓVILES ESPAÑA, S.A. TELEFÓNICA, S.A. will have to request the prior authorization referred to in the abovementioned Royal Decree to sell shares of TELEFÓNICA MÓVILES when this implies a reduction of its interest below the limit herby established.

2.	While in force Royal Decree 8/1997, of 10 January, any legal or physical person different from TELEFÓNICA, S.A. or legal entity wholly owned by TELEFONICA, S.A. will have to request authorization from the Ministry of Science and Technology, in order to acquire an interest higher to 0% of the share capital of TELEFÓNICA MÓVILES, S.A. Until this authorization is obtained the voting rights in excess, will be suspended. This authorization will be process in accordance with Law 5/1995 and Royal Decree 8/1997.

3.	TELEFÓNICA, S.A. undertakes to request prior administrative authorization to vote for any modification of the present by-laws of TELEFÓNICA MÓVILES, S.A. that affects the contents of sections 1 and 2 above.